Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 22, 2021, except for the effects of the revision discussed in Note 1, as to which the date is May 6, 2021, and except for the effects of the reverse stock split discussed in Note 18, as to which the date is July 12, 2021, relating to the financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-257431) of Rapid Micro Biosystems, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-257431) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

July 14, 2021